                                                                     EXHIBIT 2.3
                              STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into this 18 day of JUNE, 1998, by and between LITHIA MOTORS, INC., an Oregon corporation ("Lithia"), and WILLIAM N. HUTCHINS, (the "Shareholders"), and HUTCHINS EUGENE NISSAN, INC., an Oregon corporation. dba Hutchins Nissan, and HUTCHINS IMPORTED MOTORS, an Oregon corporation, dba Hutchins Springfield Toyota, (collectively referred to as the 'Company").

                                       RECITALS

     A. The Shareholders are the owners of all of the issued and outstanding shares of capital stock of HUTCHINS EUGENE NISSAN, INC., and HUTCHINS IMPORTED MOTORS (the "Shares").

     B. The Company is engaged in the business of selling and servicing Nissan and Toyota motor vehicles and related parts and accessories from premises located at 2060 Centennial Blvd., Eugene, Oregon, (the "Eugene Real Property"), and 863 Main Street, Springfield, Oregon, (the "Springfield Real Property") (collectively the "Business Real Property").

     C. Lithia desires to acquire 100% of the issued and outstanding capital stock of the Company, and the Shareholders desire to sell their stock to Lithia, for the consideration and upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, IN CONSIDERATION OF the mutual promises set forth herein, the parties agree as follows:

1.   DEFINITIONS

     In this Agreement, the following words shall have the indicated meanings:

     1.1 "CLOSING" shall refer to the consummation of the transaction contemplated under this Agreement in accordance with the terms hereof, and "CLOSING DATE" shall refer to the actual date of Closing. "TARGET CLOSING DATE" shall refer to August 15, 1998. "FINAL CLOSING DATE" shall refer to October 15, 1998.

     1.2 "SHARES" shall mean the aggregate of all shares of capital stock of the Company, regardless of class or series.

     1.3 "AUDITED ACQUISITION BALANCE SHEET" shall mean the acquisition balance sheet prepared by Moss Adams LLP pursuant to Section 3.2.

     1.4 "NEW VEHICLES" shall mean vehicles from the 1998 or 1999 model year, unregistered, not reported as sold to the factory, driven less than 200 miles, and meeting Oregon state requirements to be sold as a new vehicle.

     1.5     "USED VEHICLE" shall mean any vehicle which is not a "New
Vehicle."

     1.6 "PURCHASE PRICE" shall refer to the total price to be paid by Lithia to the Shareholders for the Shares as determined by Section 4.


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

2.   SALE AND PURCHASE OF SHARES

     2.1 SHARES AND SHAREHOLDERS. Exhibit 2.1 sets forth the name, as it appears in the Company's corporate records, of each record owner of shares of the Company's capital stock, the number and class or series of the shares of capital stock held by each Shareholder, and the percentage of the Purchase Price (in cash and notes) each Shareholder is to receive.

     2.2 SALE OF SHARES. Subject to the terms and conditions set forth in this Agreement, on the Closing Date the Shareholders shall sell, transfer, convey, assign, and deliver to Lithia and Lithia shall purchase, acquire and accept from the Shareholders, all of the right, title and interest in and to the Shares, free and clear of all encumbrances, claims, liens or restrictions on transfer. The obligation of Lithia to purchase the Shares is subject to the Shareholders selling to Lithia, in the aggregate, all of the Shares.

3.   PHYSICAL INVENTORY AND AUDIT

     3.1 PHYSICAL INVENTORY. On or prior to the Closing Date, Lithia or Lithia's representatives shall conduct physical inventories of all parts, accessories, vehicles, equipment and supplies owned by the Company. The Company shall have the right to have an agent present during each physical inventory. The physical inventories shall be collectively referred to in this Agreement as the "Physical Inventories." If a third party is utilized, the costs will be shared equally between Lithia and the Company.

     3.2 AUDIT. With the books and records of the Company, Moss Adams LLP will prepare, as soon as possible after Closing, an Audited Acquisition Balance Sheet. The Audited Acquisition Balance Sheet will be prepared using generally accepted accounting principles with the understanding that all vehicles and parts inventories will be valued on the Company's current LIFO basis as adjusted inset forth in Sections 3.2.1, 3.2.2, and 3.2.3 below, but will be further adjusted by all LIFO inventory reserve balances as they existed on December 31, 1997. Fixed Assets (Machinery and Shop Equipment, Parts and Accessories Equipment, Furniture, Fixtures and Leasehold Improvements) will be valued at an agreed $800,000. Further, the Springfield Real Property will be valued at $1,750,000. The cost of the audit will be shared equally between Lithia and the Company and reflected in the Audited Acquisition Balance Sheet.

          3.2.1 NEW VEHICLES. The value of the new vehicles shall be equal to the factory invoice price less the factory hold-backs, the net cost of any accessory, equipment or parts missing, and the net cost to repair any damage. The value will be increased for the actual net cost of parts and accessories reasonably installed but will not include vehicle preparation or other dealer charges.

          3.2.2 USED VEHICLES. The Shareholder and Lithia shall agree to the value of the used vehicle inventory at or prior to Closing. if the parties fail to agree on the value of any used vehicles, the Shareholders shall purchase such vehicles at book value as reflected on the books and records of the Company at the time of closing. At the option of the Shareholders, the cost of such vehicles may be deducted from the cash portion of the purchase price.

          3.2.3 NEW PARTS AND ACCESSORIES INVENTORY. The value of new parts and accessories shall be the net cost for that item as set forth in the then most recent price book, then reduced by any stock order discounts, quantity discounts, and any other reductions that should be reasonably taken to determine the true net cost. Excluded are the value of all used, damaged or "obsolete" items included in the inventory. "Obsolete" items are those not currently listed in price and parts books or not returnable to supplier.


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

4.   PURCHASE PRICE

     The Purchase Price shall be the stockholders' equity reflected on the Audited Acquisition Balance Sheet plus $4,000,000. Lithia will receive a redemption for all vehicle and parts rebates, incentives, and allowances that have already been received for inventory that exists on the Closing Date. Said redemption will be received in the form of a credit against the Purchase Price.

5.   PAYMENT OF PURCHASE PRICE.

     The Purchase Price shall be paid to the Shareholders as set forth in
Exhibit 2.1, as follows:

     5.1 Cash at Closing. $6,000,000 by wire transfer or cashier's check delivered at Closing.

     5.2 Promissory Note. Promptly after determination of the Purchase Price and after the credit set forth in Section 4, by delivery of, at the sole option of Lithia, either (i) promissory notes in the form of Exhibit 5.2 or (ii) cash, of the remaining balance of the Purchase Price.

6.   CLOSING

     6.1 Date, Time, and Place of Closing. Subject to the terms and conditions set forth in this Agreement, the closing ("Closing") of the purchase and sale of the Shares shall take place at the offices of Lithia Dodge in Eugene, Oregon, or at such other place as may be mutually agreed upon by Lithia, the Shareholders and the Company, on the Targeted Closing Date or as soon as practicable following that date on which all conditions to the obligations of the parties (other than those requiring the taking of action at the Closing) have been satisfied or waived. Any other provision of this Agreement to the contrary notwithstanding, if the Company, the Shareholders and Lithia have not obtained the consents required by this Agreement prior to the Final Closing Date, either the Company, the Shareholders or Lithia shall have the right to terminate this Agreement by giving written notice to the other parties.

     6.2 Documents to be Delivered at Closing by the Shareholders. At Closing, the Shareholders will deliver or cause the Company to deliver to Lithia the following instruments and other documents, in each case, in such form as Lithia may reasonably request:

          6.2.1 Stock Certificates for the shares together with executed stock powers;

          6.2.2 The lease relating to the Eugene Real Property as outlined in Section 10.14;

          6.2.3 Consents from all parties from whom consent is required to be obtained (including all manufacturers) in order for the Company or the Shareholders to enter into the transactions contemplated by this Agreement and Lithia to acquire ownership of the Company;

          6.2.4 Such other documents and instruments as Lithia may reasonably require to effectuate or evidence the transfer of all of the Shares.

     6.3 Documents to be Delivered at Closing by Lithia. At Closing, Lithia will execute and deliver to the Shareholders the following instruments:

          6.3.1 A cashier's check or wire transfer deposit confirmation in the amounts as provided by Section 5.1; and

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

          6.3.2 The lease relating to the Springfield Real Property as outlined in Section 10.14.

     6.4 Transfer Taxes. The Shareholders will pay any transfer taxes and excise taxes incurred by any party in connection with the transactions contemplated by this Agreement.

7.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND EACH OF THE
SHAREHOLDERS

     The Company and each of the Shareholders jointly and severally represent and warrant to Lithia as follows:

     7.1 AUTHORIZATION. The Company has the authority to execute and deliver this Agreement and to perform the Company's obligations hereunder. This Agreement is a valid and legally binding obligation of the Company and the Shareholders, enforceable against the Company and the Shareholders in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors, rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Shareholders will have at Closing (i) good, absolute, and marketable title to the Shares, free and clear of any liens, claims, encumbrances, or restrictions of any kind, and
(ii) the complete and unrestricted right, power and authority to sell, transfer, and assign the Shares in accordance with this Agreement.

     7.2 INCORPORATION AND GOOD STANDING. The Company is duly organized, validly existing and in good standing under the applicable laws of the state of its incorporation and has all necessary power and authority to own, lease, and operate its properties and assets and to conduct its business as its business is now being conducted. The Company will delivered to Lithia as
Exhibit 7.2 complete and accurate copies of the Company's articles of incorporation and bylaws, including all amendments thereto. The Company is qualified to do business and is in good standing in each state in which it transacts business. The Company does not have any subsidiaries nor any direct or indirect equity interest in any corporation, partnership, or other entity.

     7.3 CAPITALIZATION. The authorized capital stock of the Company consists of______ shares of Common Stock in Hutchins Eugene Nissan, Inc., par value $_______ per share, _______shares of which are outstanding and _______ shares of Common Stock in Hutchins Imported Motors, Inc., par value $_____ per share,________ shares of which are outstanding (collectively, the "Shares"). The Shares constitute all of the issued and outstanding shares of capital stock of the Company, have been validly authorized and issued, are fully paid and non-assessable, and have not been issued in violation of any preemptive rights. or of any federal or state securities law. On the date hereof, the Shares are owned beneficially and of record by the Shareholders as set forth on Exhibit 2.1. There are and will be on the Closing Date no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Company or the Shareholders to issue any additional shares of its capital stock of any class or any other securities of any kind. There are no agreements that relate to the voting or control of the Shares.

     7.4 NO CONFLICTS. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance with the terms and provisions hereof will violate, conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default or an event which, with notice or lapse of time or both, would constitute a default under, the articles of incorporation or bylaws of the Company, any contract, agreement, mortgage, deed of trust, or other instrument or obligation to which either the Shareholders or the Company are parties or by which any of them is bound, or violate any provision of any applicable law or regulation or of any order, decree, writ or injunction of any court or governmental body, or result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any property or asset of the Company or on the Shares.

     7.5 CONSENTS. No consent from, or other approval of; any governmental entity or agency or any other person or entity is necessary in connection with the execution, delivery or performance of this Agreement by the Company, other than consent from the Nissan Motor Corporation in U.S.A. and Toyota Motor Sales, U.S.A., Inc.

     7.6 REAL PROPERTY. Set forth in Exhibit 7.6 is a complete and accurate legal description of the Business Real Property. The zoning of the Business Real Property permits the presently existing improvements and the continuation of the business presently being conducted on such real property. To the best of the Company's and each of the Shareholders' knowledge, there are no pending or proposed changes to such zoning.

     7.7 TANGIBLE PERSONAL PROPERTY. Exhibit 7.7 sets forth a complete and accurate description of all equipment, furniture, fixtures, and other tangible personal property (except parts and supplies) owned by, in possession of, or used by the Company in connection with its business and a complete and accurate description of all tangible personal property in which the Company has a leasehold interest, together with a complete and accurate description of each lease under which the Company holds such leasehold interests. Each of the leases is in full force and effect and constitutes a legal, valid, and binding obligation of the parties thereto. The Company has performed the covenants required to be performed by it under each of the leases to which it is a party and is not in default under any of the leases to which it is a party.

     7.8 PARTS INVENTORIES. The parts inventories of the Company consist of goods of a quality and in quantities that are salable in the ordinary course of its business with normal mark-up at prevailing market prices. All parts and accessories in the inventory of the Company are returnable and undamaged parts and accessories that (i) are still in the original, resalable merchandising package, and in unbroken lots, (ii) were listed for sale in the then-current dealer parts and accessories price schedule for the represented manufacturers, (iii) were purchased directly from the represented manufacturers, and (iv) are returnable under the terms of the represented manufacturers' sales and service agreement for credit to the account of the Company.

     7.9 LICENSES AND PERMITS. Exhibit 7.9 sets forth a complete and accurate description of all permits, licenses, franchises, certificates, and similar items and rights, owned or held by the Company (hereinafter collectively referred to as the "Licenses and Permits"). The Licenses and Permits are adequate for the operation of the Company's business; are valid and in full force and effect, and no basis exists for a grantor of any such Licenses or Permits to terminate the same. No additional permit, license, franchise, certificate, or similar item or right is required by the Company for the operation of its business.

     7.10 INTELLECTUAL PROPERTY. Exhibit 7.10 sets forth a complete and accurate description of all intellectual property presently in use by the Company, which intellectual property includes (without limitation) patents, trademarks, trade names, service marks, copyrights, trade secrets, customer lists, inventions, formulas, methods, processes, advertising materials, Internet sites, and any other proprietary information or property. There are no outstanding licenses or consents to third parties granting the right to use any intellectual property owned by the Company. To the best of the Company's and each of the Shareholders' knowledge, the Company owns and has the exclusive right to use its intellectual property free and clear of any claims and without any conflict with the rights of others. No royalties or fees are payable by the Company to any third party by reason of the use of any intellectual property by the Company. No additional intellectual property is required by the Company for the operation of its business. The Shareholders each agree that they will not, either for their own benefit or through any corporation, partnership, or other business entity in which they have an interest, use the "Hutchins" name in association with the sale, lease or service of automobiles or light trucks for a period of 10 years within 50 miles of Eugene, Oregon.

     7.11 TITLE TO PROPERTIES; ENCUMBRANCES. The Company has good, absolute, and marketable title to (or, in the case of leased property, valid and subsisting leasehold interests in) all of its properties and assets, including (without limitation) the properties and assets that will be listed on Schedules 7.6, 7.7, 7.8, 7.9, and 7.10 except for properties and assets sold, consumed, or otherwise disposed of by the Company in the ordinary course of its business, and will have good, absolute and marketable title to all assets included in the Audited Acquisition Balance Sheet. The Company and the Business Real Property are subject to no liens, mortgages, encumbrances, conditional sales agreements, security interests, claims, or restrictions of any kind or character, except for (i) the encumbrances that will be listed on
Exhibit 7.11 and (ii) liens for current taxes not yet due and payable.

     7.12 FINANCIAL STATEMENTS. The Company has delivered to Lithia copies of a balance sheet for the Company dated December 31, 1997 and June 30, 1998 (the "Balance Sheet Dates"), and the related statement of income for the period ending December 31, 1997 and June 30, 1998 (hereinafter collectively referred to as the "Financial Statements"). The Financial Statements fairly present the financial condition of the Company at the dates mentioned and the results of its operations for the periods specified, were prepared in accordance with generally accepted accounting principles, and reflect adequate reserves for all reasonably anticipated losses, claims, and costs. The balance sheets in the Financial Statements discloses all of the debts, liabilities, and obligations of any nature (whether absolute, accrued, contingent or otherwise, and whether due or to become due) of the Company as of the Balance Sheet Dates and includes appropriate reserves for all taxes and other liabilities accrued or due at such dates but not yet paid.

     7.13 INDEBTEDNESS FOR BORROWED MONEY; GUARANTIES. The Company will delivered to Lithia a complete and accurate copy of all instruments evidencing or relating to the Company's indebtedness for borrowed money. The Company is not in default or violation of any provision of any agreement evidencing or relating to its indebtedness for borrowed money. Exhibit 7.13 sets forth a complete and accurate description of all guaranties by the Company of any obligation or liability of any person or entity, including (without limitation) any guaranties of installment sales contracts, leases or obligations under service contracts.

     7.14 TAX MATTERS. The Company has duly filed all federal, state, and local tax returns required to be filed by it. All federal, state, local, and foreign income, ad valorem, excise, b&o, sales, use, payroll, unemployment, and other taxes and assessments that are due and payable by the Company, or by the Shareholders on behalf of the Company have been properly computed, duly reported, fully paid, and discharged. The only unpaid taxes that require payment by the Company or on behalf of the Company, are current taxes not yet due and payable. All current taxes not yet due and payable by the Company have been properly accrued and are accurately reflected in the Company's balance sheet in the Financial Statements and will be properly accrued and accurately reflected on the Audited Acquisition Balance Sheet. The Company has not been delinquent in the payment of any tax, assessment or governmental charge, nor has any tax deficiency been proposed or assessed against it, nor has it executed any waiver of the statute of limitations on the assessment or collection of any tax. The Shareholders and the Company jointly and severally agree to indemnify and hold harmless Lithia with respect to any income or other tax liabilities, penalties and interest which arise from the operation of the Company prior to Closing or arise as a result of the transactions contemplated by this Agreement.

     7.15 TRANSACTIONS SINCE BALANCE SHEET DATE. Since the latest of the Balance Sheet Dates or as anticipated by this Agreement, (i) the Company has not incurred any debts, liabilities, or obligations except current liabilities in the ordinary course of business; discharged or satisfied any liens or encumbrances, or paid any debts, liabilities, or obligations, except in the ordinary course of business; mortgaged, pledged, or otherwise subjected to any lien or other encumbrance any of its properties or assets; canceled any debt or claim; sold or transferred any properties or assets except sales from inventory in the ordinary course of business; nor entered into any transaction other than in the ordinary course of business; (ii) there has not been any change in the financial condition, net

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income, assets, liabilities, operations, or business of the Company other than changes in the ordinary course of business, none of which, individually or in the aggregate, has been material; (iii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of, or any repurchase or acquisition of; the capital stock of the Company; (iv) the Company has not issued any securities or options to purchase any securities of any nature whatsoever; (v) the Company has not increased the compensation, commissions, bonuses, or other remuneration payable to any officer, director, employee, or to any other person or entity, whether now or hereafter payable;
(vi) there has not been any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the assets, properties or business of the Company; (vii) the Company has not made any capital expenditure or commitment in excess of $20,000.00 for additions to property, plant, or equipment; (viii) the Company has not made any loan or advance to any person or entity; guaranteed any obligation or liability of any person or entity, including (without limitation) any guaranties of any installment sales contracts or leases, other than as will be set forth on Exhiit 7.15, or given any indemnification to any person or entity; (ix) the Company has not made any sale, assignment or transfer of; additions to or transactions involving any of its tangible assets other than in the ordinary course of business; (x) the Company has not made any change in its method of accounting or accounting practices including (without limitation) any change in depreciation or amortization policies or rates; (xi) the Company has not granted any waiver or release of any claim or right, or canceled any debt or claim held by it; (ix) the Company has not amended or terminated any material contract, agreement, or license to which it is a party; or (ix) the Company has not agreed, in writing or otherwise, to do or permit any of the foregoing.

     7.16 LITIGATION. Exhibit 7.16 sets forth a complete and accurate description of all legal actions, suits, arbitrations, condemnation actions, or other proceedings pending or threatened against the Shareholders with respect to their shares or the Company, or any of its properties, assets, or business, and all orders, decrees, writs or injunctions of any court or governmental body applicable to the Company. The Company is not aware of any facts that might result in any other action, suit, arbitration, or proceeding.

     7.17 COMPLIANCE WITH LAWS. To the best of the Company's and each of the Shareholders' knowledge, there are no existing violations of federal, state, or local laws, ordinances, rules, codes, regulations, or orders by the Company which might materially affect the properties, assets, or business of the Company. To the best of the Company's and each of the Shareholders' knowledge, the Company is not subject to any restriction, judgment, order, writ, injunction, decree, or award, which materially or adversely affects or is likely to materially or adversely affect the business, operations, properties, assets, or condition (financial or otherwise) of the Company.

     7.18 CONTRACTS AND AGREEMENTS. Exhibit 7.18 sets forth a complete and accurate description of all material contracts and agreements to which the Company is a party or by which it or any of its property is bound. All such contracts and agreements are in full force and affect and neither the Company nor the other party are in breach of any of the provisions thereof. Except as set forth on Exhibit 7.18, the Company is not a party to any contract or agreement which materially or adversely affects or is likely to materially or adversely affect the business, operations, properties, assets, or condition (financial or otherwise) of the Company.

     7.19 EMPLOYEE BENEFIT PLANS. Exhibit 7.19 sets forth a complete and accurate description of all pension, profit sharing, bonus, deferred compensation, percentage compensation, severance pay, retirement, health, stock option, insurance and other employee benefit plans and arrangements binding upon the Company. The Company has complied with the provisions of and has performed the obligations required of it under such plans and arrangements, and the Company is not in default under any provision thereof in any manner. There have been no material defaults, breaches, or omissions by the Company or any fiduciary under any of these plans or arrangements. The Company has not incurred any liability of any nature whatsoever not reflected in the Financial Statements under any employee benefit plan or arrangement.

     7.20 INSURANCE. Exhibit 7.20 sets forth a complete and accurate description of all insurance, including (without limitation) worker's compensation, maintained by the Company and summarizes the substantive terms of each of the insurance policies, including (without limitation) whether the insurance policies are "claims made" or "occurrence" policies. The Company is carrying insurance that is reasonable in light of the risks attendant to the business and activities in which the Company is engaged. All of the insurance is in full force and effect, and the Company will keep such insurance in full force and effect until the Closing Date.

     7.21 PERSONNEL. Exhibit 7.21 sets forth a complete and accurate list of all current employees of the Company and all independent contractors regularly performing services on behalf of the Company and their respective rates of compensation, including any salary, bonus or other payment arrangement made with any of them. The Company does not have any employment agreements or contracts between the Company and any person or entity. The Company is not a party to or bound by any collective bargaining agreement, nor has the Company experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining dispute. The Company has not committed any unfair labor practice. There are no unions representing any employees of the Company. The Company has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company has paid or has made provision for the payment of all compensation due any person or entity and has complied in all material respects with all applicable laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes, and has withheld and paid to the appropriate governmental authority, or is holding for payment not yet due to such authority, all amounts required by law or agreement to be withheld from the compensation of its employees.

     7.22 ACCOUNTS RECEIVABLE. Exhibit 7.22 sets forth a complete and accurate list of all accounts receivable, notes receivable and vehicle leases of the Company and an aging analysis of such accounts. Ml receivables of the Company are valid and enforceable claims, arose in the ordinary course of business, require no further performance by the Company, and are not subject to claims or offset.

     7.23 BROKERS AND FINDERS. The Company has not employed, directly or indirectly, any broker or finder, or incurred any liability for any brokerage fees or commissions or finders, fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated by this Agreement.

     7.24 DELIVERY OF DOCUMENTS. Complete and accurate copies of all written instruments listed or described on the exhibits attached hereto have been or will be furnished to Lithia. The Company will make available to Lithia, to the extent requested by Lithia, all books, records, and facilities of the Company.

     7.25 POWERS OF ATTORNEY; AUTHORIZED SIGNATORIES. The Company has provided to Lithia (i) the names and addresses of all persons holding a power of attorney on behalf of the Company, and (ii) the account numbers and names of all banks or other financial institutions in which the Company currently has an account, deposit, or safe deposit box, with the names of all persons authorized to draw on the accounts or deposits or to have access to the boxes.

     7.26 FULL DISCLOSURE. No representation or warranty by the Company or the Shareholders in this Agreement or in any of the exhibits attached hereto, or other statement in writing or certificate furnished or to be furnished to Lithia by or on behalf of the Company or the Shareholders in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein not misleading.

     7.27    ENVIRONMENTAL.

          7.27.1 There are no past or present events, conditions, circumstances, activities, practices, incidents, plans or actions, based on or resulting from the conduct of the business of the Company, including the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial toxic or hazardous material, substance or waste, which will violate any laws currently in effect relating to pollution or protection of the environment (the "Environmental Laws") or any plan, order, decree, judgment, injunction, notice or demand letter from a governmental entity applicable to the Company, or which will give rise to any common law or other legal liability, including, without limitation, liability under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") or similar state or local laws in effect as of the date hereof. To the best of the Company's and each of the Shareholders' knowledge, the Business Real Property contains no spill, deposit, or discharge of any hazardous substance (as that term is currently defined under CERCLA or any applicable state law), as a result of which there would be a materially adverse effect on the Company.

          7.27.2 Exhibit 7.27 sets forth a complete and accurate description of each underground storage tank of any kind or nature located on the Business Real Property.

          7.27.3 The Company has delivered to Lithia copies of all existing environmental site audits on the Business Real Property and any other real property currently owned, leased, or otherwise utilized by the Company. If a Phase I report has not been prepared for the Business Real Property, such report shall be prepared and presented to Lithia prior to Closing.

     7.28 CONTINUATION OF BUSINESS. Neither the Company nor the Shareholders know of any reason why the Company cannot continue its business in the same manner following the execution of this Agreement and the Closing as it has been operated prior thereto, except to the extent that Lithia causes the business of the Company to change following the Closing. Neither the Company nor the Shareholders has any reason to believe that at any time in the foreseeable future the business of the Company shall be materially or adversely affected by any event, except to the extent that Lithia causes the business of the Company to change following the Closing.

     7.29 CONTRACTS IN TRANSIT. At the time of Closing, the Company will provide a complete and accurate description of all contracts in transit for the Company.

8.   REPRESENTATIONS AND WARRANTIES OF LITHIA.

     Lithia represents and  warrants to the Shareholders as follows:

     8.1 INCORPORATION. Lithia has been duly incorporated, is validly existing under the laws of the State of Oregon. At Closing Lithia will be qualified to do business and will be in good standing in the State of Oregon.

     8.2 AUTHORIZATION. Lithia has the authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement is a valid and legally binding obligation of Lithia, enforceable against Lithia in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     8.3 NO CONFLICTS. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or violation of or default under any agreement or other instrument to which Lithia is a party or by which it is bound.

9.   PRE-CLOSING COVENANTS

     The Shareholders and the Company agree that prior to the Closing Date:

     9.1 NOTICES AND CONSENTS. The Company and the Shareholders shall use their best efforts to obtain any required approvals or consents to this Agreement and the transactions contemplated by this Agreement from all (i) lenders, (ii) lessors, (iii) manufacturers represented by the Company, and
(iv) the Federal Trade Commission ("FTC") and the Justice Department under the Hart-Scott-Rodino Act ("HSR Act") and all regulations promulgated thereunder.

     9.2 CONDUCT OF BUSINESS BY THE COMPANY PRIOR TO THE CLOSING DATE. THE COMPANY and the Shareholders shall cause the Company to conduct its operations according to the ordinary and usual course of business reasonably consistent with past and current practices, to maintain and preserve its assets, properties, insurance policies, business organization, and advantageous business relationships, and to retain the services of its officers, employees, agents, and independent contractors, and shall not allow the Company to engage in any practice, take any action, or enter into any transaction outside of the ordinary course of business. From the date of the execution of this Agreement to the date of Closing of the transaction contemplated hereby, neither the Shareholders nor the Company will commit to or make any obligation which binds the Company to an expense in excess of $20,000.00 without Lithia's prior consent.

     9.3 LITHIA'S EXAMINATION. The Company and the Shareholders shall cause the Company to permit representatives of Lithia to have full access to and to examine, at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, the books, records, properties, and assets of the Company and the Business Real Property.

     9.4 AUDIT. The Shareholders and the Company shall cause the Company to permit an audit to be conducted under generally accepted auditing standards, of the books, records, and financial statements of the Corporation for 1996, 1997, and any additional years if required by applicable law, and shall cause Audited Financial Statements to be prepared in accordance with generally accepted accounting principles, which shall include reserves for any deferred warranties, chargebacks, inventory write downs, repossessions, contracts in transit, and any other appropriate reserves. The audits shall hereinafter be referred to individually as an "Audit" and collectively as the "Audits." As used in this Agreement, "Audited Financial Statements" shall mean an audited consolidated balance sheet dated December 31, 1997, for the Company. The Audit will be conducted by Lithia's accountants, KPMG Peat Marwick, assisted by Moss Adams LLP. The Company and the Shareholders agree to cause the full cooperation of the officers, directors and employees of the Company in the Audit as requested by Lithia and shall sign the representation letter requested by Lithia's accountant. The Company's accounting staff will assist in gathering information and providing schedules and analyses in order to have the Audit completed on or about the Closing Date.

     9.5 NOTICE OF CHANGES. The Company shall give prompt written notice to Lithia of any material adverse change in the financial condition, net income, assets, liabilities, operations, or business of the Company.

     9.6 DELIVERY OF EXHIBITS. The Company shall have delivered a certified copy of all Exhibits required of it or the Shareholders under this Agreement within 10 days from the date of this Agreement.

     9.7 FURTHER ASSURANCES. The Shareholders and the Company shall from time to time, upon the request of Lithia, execute and deliver to Lithia such further instruments and take such other action as Lithia may reasonably request, in order to more effectively transfer, convey, assign, and deliver, or place Lithia in possession and control of the Shares, or to enable Lithia to exercise and enjoy all rights and benefits with respect thereto.

10.  CONDITIONS PRECEDENT TO OBLIGATION OF LITHIA

     The obligation of Lithia to effect the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions, each of which may be waived by Lithia:

     10.1 REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY AND EACH OF THE SHAREHOLDERS. All representations and warranties of the Company and each of the Shareholders contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties were made on the Closing Date, except to the extent that such representations and warranties expressly relate to any earlier date, and the Company and the Shareholders shall have performed and complied with all the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by the Company and each of the Shareholders on or prior to the Closing Date. The Company and each of the Shareholders must have delivered to Lithia a certificate dated as of the Closing Date certifying that this condition has been fulfilled.

     10.2 NO ADVERSE Change. Lithia shall have determined, to its satisfaction, that as of the Closing Date, there has been no material adverse change in the financial condition, net income, assets, liabilities, operations, or business of the Company.

     10.3 TRANSFER OF SHARES. The certificates representing the Shares shall have been transferred and conveyed by the Shareholders to Lithia in a manner and by instruments acceptable to Lithia and its counsel, free and clear of all liens, claims, encumbrances, or restrictions of any kind. Contemporaneously with the consummation of the transfer, the Shareholders shall put Lithia in full possession and enjoyment of all properties and assets of the Company.

     10.5 THIRD PARTY APPROVALS. This Agreement and the transactions contemplated by this Agreement shall have received all required approvals and consents from all (i) lenders, (ii) lessors, (iii) manufacturers represented by the Company, (iv) the FTC and the Justice Department under the HSR Act and the regulations promulgated hereunder, and (v) any other federal, state or local regulatory agencies.

     10.6 PHYSICAL INVENTORIES. Lithia shall have conducted the Physical Inventories.

     10.7 LITHIA'S REVIEW. Based on such examinations and inquiries as Lithia shall have made or shall have caused to be made, the financial condition, net income, assets, liabilities, operations, and business of the Company, and the condition of the Business Real Property, shall be satisfactory to Lithia, in Lithia's sole judgment and discretion.

     10.8 APPROVAL OF DOCUMENTATION. The form and substance of all opinions, certificates, instruments and other documents delivered to Lithia in connection with this Agreement shall be satisfactory in all reasonable respects to Lithia and Lithia's counsel.

     10.9 RESIGNATION OF DIRECTORS AND OFFICERS. The Company shall have delivered to Lithia the signed resignation of all directors and officers of the Company.

     10.10 HART-SCOTT-RODINO WAITING PERIOD. The applicable waiting period under the HSR Act, and the regulations promulgated thereunder, shall have expired.

     10.11 ADDITIONAL INFORMATION. The Company and the Shareholders shall have furnished to Lithia and Lithia's counsel such additional information, certificates, and other documents as Lithia shall have reasonably requested.

     10.12 AUDIT. Moss Adams shall have advised they are prepared, promptly after Closing, to deliver to Lithia, the Company and the Shareholders the Audited Acquisition Balance Sheet.

     10.13 APPROVAL OF LITHIA AS THE DEALER. Lithia shall have been approved as the dealer by the manufacturers represented by the Company without restrictions or requirements deemed unacceptable by Lithia at its sole discretion.

     10.14 LEASE OF EUGENE REAL PROPERTY. As a condition to the Closing of the transaction contemplated under this Agreement, Lithia (or a related entity) is leasing the Eugene Real Property, and Lithia's obligation to close the transaction contemplated under this Agreement shall be subject to the condition that Lithia is simultaneously able to enter into an agreement with the owners of the Eugene Real Property which allows Lithia to lease the Eugene Real Property under the following general terms and under such additional terms as are reasonably satisfactory to Lithia:

          (a) Five-year initial lease term, with Lithia having four subsequent five-year options to renew (for a total potential lease term of twenty five years).

          (b) Monthly lease amount for first two years of $16,000.00 and $18,000.00 for the next three years on a triple net basis. Increase in basic lease amount for second five years based on changes in the "Consumer Price Index for All Urban Consumers for the Portland, Oregon Metropolitan Area (Reference Base 1982-84=100)" published by the United States Department of Labor, Bureau of Labor Statistics ("CPI") during first five years, with the maximum increase being 2 percent in any one year. Similar CPI adjustment (limited to 2 percent over any previous year) for each successive five-year option period may be included. In the event the CPI shall hereafter be converted to a different standard reference base or otherwise revised, the determination of the percentage increase shall be made with the use of such conversion factor, formula or table for converting such index as may be published by the Bureau of Labor Statistics. If publication of the CPI is discontinued, another index which measures inflation in the Portland Oregon Metropolitan Area for the purposes of making these calculations shall be selected.

          (c) The owners of the Eugene Real Property shall execute, as requested by Lithia, a landlord's waiver in form and substance satisfactory to Lithia's lenders.

          (d) Lithia will be granted a right of first refusal to purchase the Eugene Real Property should the owners choose to sell it during the lease term.

          (e) The lease must be approved in advance by Nissan Motor Corporation in U.S.A.

11.  CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY AND THE SHAREHOLDERS

     The obligation of the Shareholders and the Company to effect the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions, each of which may be waived by the Company or the Shareholders:

     11.1 REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF LITHIA. All representations and warranties of Lithia contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties were made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, and Lithia shall have performed and complied with all of the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by Lithia on or prior to the Closing Date. Lithia must have delivered to the Company a certificate dated as of the Closing Date certifying that this condition has been fulfilled.

     11.2 DELIVERY OF PURCHASE PRICE. Lithia shall have delivered the cash provided for in Section 5.1.

     11.3 APPROVAL OF DOCUMENTATION. The form and substance of all certificates and other documents required to be delivered to the Company and the Shareholders in connection with this Agreement shall be satisfactory in all reasonable respects to the Company and the Company's counsel.

     11.4 ADDITIONAL INFORMATION. Lithia shall have furnished to the Company and the Company's counsel such additional information, certificates, and other documents as the Company shall have reasonably requested.

     11.5 LEASE AGREEMENT. Lithia shall have executed the Lease set forth in Exhibit 6.2.2.

     11.6 BOARD APPROVAL. The Board of Directors of Lithia shall have approved the consummation of the transactions contemplated by this Agreement.

12.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties made in this Agreement or in any certificate, exhibit, document, or instrument furnished in connection with this Agreement shall survive the Closing. Notwithstanding any investigation or examination conducted before or after the Closing or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth in this Agreement.

13.  INDEMNIFICATION

     13.1 GENERAL INDEMNITY. The Shareholders agree to jointly and severally indemnify defend and hold harmless the Company and Lithia and its respective successors and assigns (the "Lithia Indemnified Parties") from and against any Claims. Claims, as used in this Agreement, include any claims, damages, liabilities, penalties, actions, suits, proceedings, demands, assessments, costs and expenses, including reasonable attorneys fees and expenses of investigation, incurred by Lithia Indemnified Parties arising from or related to (i) any breach of any representation, warranty, covenant or agreement made by the Company or the Shareholders in this Agreement, (ii) any debts, liabilities, or obligations of any nature (whether absolute, accrued, contingent, or otherwise and whether due or to become due) of the Company occurring or existing before Closing that are not reflected in the Audited Acquisition Balance Sheet, (iii) any condition, activity or event, caused in whole or in part, or engaged in, by the Company and that existed or occurred prior to the Closing Date, (iv) the infringement or claimed infringement by the Company on the rights or claimed rights of any person or entity under or in respect to any intellectual property, and (v) any tax audit of the Company by any federal, state, or local taxing authority for any time period prior to the Closing Date.

     13.2 ENVIRONMENTAL INDEMNIFICATION. With respect to any existing or potential liability arising out of any condition, activity, or event existing or occurring prior to the Closing Date with respect to any property comprising part of the properties or assets of the Company for which there is any material risk of liability to any governmental entity or agency or any other person or entity for the violation of any Environmental Laws or for which there may be liability in tort, or otherwise, and which is related to or arises out of an environmental condition, the Shareholders agree to indemnity, defend, and hold harmless Lithia Indemnified Parties from and against all claims, damages, liabilities, penalties, actions, suits, proceedings, demands, assessments, costs and expenses, including reasonable attorneys fees and expenses of investigation, incurred by Lithia Indemnified Parties as a result of such environmental condition and further including, if necessary, the costs and expenses of any remediation, transportation, incineration, treatment, or other necessary and appropriate disposition or mitigation of such environmental condition. In the event that any claim relating to a violation of Environmental Laws shall arise, the Shareholders, upon notice from Lithia, shall have the first right to address and implement remediation of the environmental condition.

     13.3 OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any other indemnification provisions in this Agreement, or any contractual, statutory, equitable or common law remedy any party may have for the breach of any representation, warranty or covenant.

14.  HART-SCOTT-RODINO NOTIFICATION

     Prior to the Closing Date, the parties shall, if and to the extent required by law, file all reports or other documents required or requested by the FTC or the Department of Justice under the HSR Act, and all regulations promulgated thereunder, concerning the transactions contemplated by this Agreement, and comply promptly with any request by the FTC or the Justice Department for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire an soon as reasonably possible after the execution and delivery of this Agreement. The parties agree to furnish to one another such information concerning Lithia, the Company, and the Shareholders as the parties need to perform their obligations hereunder. Lithia and the Company agree to share the filing fees and costs due governmental agencies with regard to the HSR Act notification and compliance.

15.  TERMINATION.

     15.1 MUTUAL CONSENT. This Agreement may be terminated by the written consent of the parties.

     15.2 BY LITHIA. This Agreement may be terminated by written notice of termination given by Lithia to the Company and the Shareholders if a material default should be made by the Company or the Shareholders in the observance of or in the due and timely performance by the Shareholders or the Company of any of the agreements and covenants herein contained, or if there shall have been a material breach by the Shareholders or the Company of any of the warranties and representations herein contained, or if the conditions of this Agreement to be complied with or performed by the Shareholders or the Company at or before Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by Lithia. Lithia may also terminate the Agreement within 15 days after receipt of all Exhibits anticipated by Section 9.6 if, in its sole discretion, such exhibits reflect any information deemed adverse to Lithia.

     15.3 BY THE SHAREHOLDERS OR THE COMPANY. This Agreement may be terminated by written notice of termination given by the Shareholders or the Company to Lithia if a material default should be made by Lithia in the observance of or in the due and timely performance by Lithia of any agreements and covenants of Lithia herein contained, or if there shall have been a material breach by Lithia of any of the warranties and representations of Lithia, or if the conditions of this Agreement to be complied with or performed by Lithia at or before Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by the Company or the Shareholders. Further, the Shareholders may terminate the Agreement if the Audited Acquisitions Balance Sheet should be more than

$1,000,000.00 less than the Company's unaudited balance sheet as of the date of closing (excluding any adjustment with respect to the Fixed Assets, Springfield Real Property or Used Vehicles for which separate values have been or will be agreed upon) unless Lithia agrees at the time the Purchase Price is finally determined, to limit the adjustment of the non-excluded items to $1,000,000.00

16.  DISPUTE RESOLUTION.

     16.1 MEDIATION. The parties hope there will be no disputes arising out of this transaction. To that end, each commits to cooperate in good faith and to deal fairly in performing its duties under this Agreement in order to accomplish their mutual objectives and avoid disputes. But if a dispute arises, the parties agree to resolve all disputes by the following alternate dispute resolution process. The parties will seek a fair and prompt negotiated resolution, but if this is not successful, all shall be resolved by binding arbitration; provided, however, that during this process, at the request of either party made not later than twenty-five (25) days after the initial arbitration demand, the parties will attempt to resolve any dispute by nonbinding mediation (but without delaying the arbitration hearing date). The parties recognize that negotiation or mediation may not be appropriate to resolve some disputes and agree that either party may proceed with arbitration without negotiating or mediating. The parties confirm that by agreeing to this alternate dispute resolution process, they intend to give up their right to have any dispute decided in court by a judge or jury.

     16.2 BINDING ARBITRATION. Any claim between the parties, including but not limited to those arising out of or relating to this Agreement and any claim based on or arising from an alleged tort, shall be determined by arbitration in Medford, Oregon (or some other place as the parties may agree). If either party demands a total award greater than $250,000, including interest, attorneys' fees and costs, then either party may require that there be three (3) neutral arbitrators. If the parties cannot agree on the identity of the arbitrator(s) within ten (10) days of the arbitration demand, the arbitrator(s) shall be selected by the administrator of the American Arbitration Association (AAA) office having jurisdiction over Medford, Oregon, from its Large, Complex Case Panel (or have similar professional credentials). Each arbitrator shall be an attorney with at least fifteen (15) years' experience in commercial law and shall reside in Oregon. Whether a claim is covered by this Agreement shall be determined by the arbitrator(s). Ml statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding hereunder.

     16.3 PROCEDURES. The arbitration shall be conducted in accordance with the AAA Commercial Arbitration Rules with Expedited Procedures, as modified by this Agreement. There shall be no dispositive motion practice. As may be shown to be necessary to ensure a fair hearing, the arbitrator(s) may authorize limited discovery, and may enter pre-hearing orders regarding (without limitation) scheduling, document exchange, witness disclosure and issues to be heard. The arbitrator(s) shall not be bound by the rules of evidence or of civil procedure, but may consider such writings and oral presentations as reasonable business people would use in the conduct of their day-to-day affairs, and may require the parties to submit some or all of their case by written declaration or such other manner of presentation as the arbitrator(s) may determine to be appropriate. The parties intend to limit live testimony and cross-examination to the extent necessary to ensure a fair hearing on material issues.

     16.4 HEARING AND AWARD. The arbitrator(s) shall take such steps as may be necessary to hold a private hearing within ninety (90) days of the initial demand for arbitration and to conclude the hearing within three (3) days; and the arbitrator(s)'s written decision shall be made not later than fourteen (14) calendar days after the hearing. The parties have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the arbitrator(s) may for good cause afford or permit reasonable extensions or delays, which shall not affect the validity of the award. The written decision shall contain a brief statement of the claim(s) determined and the award made on each claim. In making the decision and award, the arbitrator(s) shall apply applicable substantive law. Absent fraud, collusion or wilfull misconduct by an arbitrator, the award shall be final, and judgment may be entered in any court having jurisdiction thereof. The arbitrator(s) may award injunctive relief or any other remedy available from a judge, including the joinder of parties or consolidation of this arbitration with any other involving common issues of law or fact or which may promote judicial economy, and may award attorneys' fees and costs to the prevailing party but shall not have the power to award punitive or exemplary damages. The decision and award of the arbitrators need not be unanimous; rather, the decision and award of two arbitrators shall be final.

17.  GENERAL PROVISIONS

     17.1 ENTIRE AGREEMENT. This Agreement contains and constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter of this Agreement. There are no agreements, understandings, restrictions, warranties representations between the parties relating to the subject matter hereof other than those set forth in this Agreement. This Agreement is not intended to have any legal effect whatsoever, or to be a legally binding agreement, or any evidence thereof, until it has been signed by the Shareholders, the Company and Lithia.

     17.2 EXHIBITS. The exhibits to be provided by this Agreement are made a part of this Agreement by this reference.

     17.3 THIRD PARTY Consents. The Shareholders, the Company and Lithia mutually agree to cooperate and use reasonable, good faith efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals, and authorizations of all third parties and governmental bodies as may be necessary to consummate the transactions contemplated by this Agreement.

     17.4 FURTHER Actions. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

     17.5 PUBLICITY. The parties hereto agree that no public release or announcement concerning the terms of the transactions contemplated by this Agreement shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law.

     17.6 AMENDMENT. This Agreement may not be amended, modified, or terminated except by an instrument in writing signed by all parties to this Agreement.

     17.7 CONSTRUCTION. Ml pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter gender thereof or to the plurals of each, as the identity of the person or persons or the context may require. The descriptive headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision contained in this Agreement.

     17.8 INVALIDITY. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provision while still remaining valid and enforceable; and the remaining terms or provisions contained herein shall not be affected thereby.

     17.9 PAYMENT OF EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties to this Agreement shall be responsible for its own costs and expenses incurred in connection with the preparation and negotiation of this Agreement and the transactions-contemplated hereby.

     17.10 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Lithia may assign its rights under this Agreement to a related entity, and Lithia and its assignee shall be fully obligated, responsible and liable for the performance of Lithia's obligations hereunder regardless of any such assignment. The Company and the Shareholders may not assign any of their rights or delegate any of their obligations hereunder. Any assignment in violation hereof shall be void.

     17.11 ATTORNEYS' FEES. In the event any party instigates litigation or any proceeding to enforce or protect its rights under this Agreement, the party substantially prevailing in any such litigation or proceeding shall be entitled, in addition to all other relief, to reasonable attorneys fees, out-of-pocket costs and disbursements relating to such litigation or proceeding.

     17.12   NOTICES. All notices and other communications hereunder shall be
(i) in writing, dated with the current date of such notice, and signed by the party giving such notice, and (ii) mailed, postpaid, registered or certified, return receipt requested, addressed to the party to be notified, or delivered by personal delivery or by overnight courier. Notice shall be deemed given when received by the party to be notified or when the party to be notified refuses to accept delivery of the notice. The initial addresses of the parties shall be as follows:

               If to Lithia:

                    Lithia Motors, Inc.
                    360 E. Jackson
                    Medford, Oregon 97501
                    Attn: Sidney B. DeBoer


            If to the Company or Shareholders:

                    William N. Hutchins
                    2055 Oakmont Way
                    Eugene, OR 97401


          The parties hereto shall have the right from time to time to change their respective addresses by written notice to the other parties.

     17.13 DEFINITION OF KNOWLEDGE. As used in this Agreement, the Company's and the Shareholders' "knowledge" shall include the knowledge of the Shareholders, the Company and the employees and agents of the Company.


     17.14 TIME IS OF THE ESSENCE. Time shall be of the essence with respect to this Agreement and the consummation of the transactions contemplated hereby.

     17.15 REMEDIES. None of the remedies provided for in this Agreement shall be the exclusive remedy of either party for a breach of this Agreement. The parties hereto shall have the right to seek any other remedy at law or in equity in lieu of or in addition to any remedies provided for in this Agreement.

     17.16 SURVIVAL OF OBLIGATIONS. To the extent necessary to carry out the terms and provisions of this Agreement, the obligations and rights arising from or related to this Agreement shall survive the Closing and shall not be merged into the various documents executed and delivered at the time of the Closing.

     17.17 WAIVER. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     17.18 GOVERNING LAW. This Agreement shall be construed, enforced, and governed in accordance with the laws of the State of Oregon.

     17.19 VENUE. The obligations of the parties to this Agreement are performable, and venue for any legal action arising out of this Agreement shall lie in Multnomah County, Oregon.

     17.20 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.



     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


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